UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 3, 2007

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714

(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000

Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)

Commission File Number: 0-019020

Registrant’s telephone number, including area code:  (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 3, 2007, PetroQuest Energy, Inc. (the “Company”) announced that it achieved record net income for the quarter ended March 31, 2007 of $10,814,000 or $0.22 per share, compared to first quarter 2006 net income of $9,149,000 or $0.19 per share.  Net cash flow provided by operating activities before working capital changes for the first quarter of 2007 was $48,241,000, as compared to $33,933,000 for the comparable 2006 period.  Net cash flow provided by operating activities during the first quarters of 2007 and 2006 totaled $68,447,000 and $29,974,000, respectively.  See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Oil and gas sales during the first quarter of 2007 increased 32% to $61,884,000 as compared to $47,016,000 in the first quarter of 2006.  Production for the first quarter of 2007 was a Company record and was 32% higher than production for the comparable period of 2006.  The 132% increase in oil production was the result of our Ship Shoal 72 Field coming back on-line in December 2006 and producing at a record rate during the current quarter.  Stated on an Mcfe basis, unit prices received during the first quarter of 2007 were 1% lower than the comparable 2006 period.

Lease operating expenses for the first quarter of 2007 were $0.90 per Mcfe as compared to $1.20 per Mcfe in the first quarter of 2006.  Decreased unit costs during the current quarter were primarily the result of the Company record production in the current quarter and the absence of operating expenses related to high cost properties that were sold in November 2006.  In addition, depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2007 was $3.48 per Mcfe as compared to $3.12 per Mcfe in the first quarter of 2006.  The increase in DD&A is primarily due to increased costs to drill for, develop and acquire oil and gas reserves.  General and administrative expenses during the first quarter of 2007 increased 140% to $5,180,000 as compared to $2,155,000 in the first quarter of 2006.  The primary reason for the increase is due to non-cash expense related to SFAS 123(R) which increased approximately $2,700,000 during the current quarter.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods ended March 31, 2007 and 2006:

	Three Months Ended March 31,
	2007	2006
Production:
Oil (Bbls)	359,781	154,974
Gas (Mcf)	5,532,314	4,876,963
Total Production (Mcfe)	7,691,000	5,806,807

Sales:
Total oil sales	$21,587,900	$8,765,568
Total gas sales	40,295,694	38,250,353
Total oil and gas sales	61,883,594	47,015,921

Average sales prices:
Oil (per Bbl)	$60.00	$56.56
Gas (per Mcf)	7.28	7.84
Per Mcfe	8.05	8.10

The above sales and average sales prices include increases (reductions) related to gas hedges of $2,523,000 and $1,039,000 and oil hedges of $210,000 and ($677,000) for the three months ended March 31, 2007 and 2006, respectively.

The following initiates guidance for the second quarter of 2007:

Description	Guidance for 2nd Quarter 2007

Production volumes (MMcfe/d)	80 - 85

Percent gas	75%

Expenses:
Lease operating expenses (per Mcfe)	$1.10 - $1.20
Production taxes (per Mcfe)	$0.33 - $0.37
Depreciation, depletion and amortization (per Mcfe)	$3.60 - $3.70
General and administrative (in millions)	$5 - $6
Interest expense (in millions)	$3.5 - $4.0

Effective tax rate (all deferred)	37%

The following updates guidance for the full year of 2007:

Description	Guidance for Full Year 2007

Production volumes (MMcfe/d)	80 - 85

Percent gas	75%

Expenses:
Lease operating expenses (per Mcfe)	$1.05 - $1.15
Production taxes (per Mcfe)	$0.33 - $0.37
Depreciation, depletion and amortization (per Mcfe)	$3.50 - $3.60
General and administrative (in millions)	$21 - $22
Interest expense (in millions)	$16 - $17

Effective tax rate (all deferred)	37%

Operations Update

Drilling activity during the first quarter of 2007 included two successful horizontal Woodford Shale wells in the Arkoma Basin, four successful horizontal coalbed methane wells in the Arkoma Basin and seven successful wells in East Texas.

A total of six successful wells were drilled in the Arkoma Basin during the first quarter of 2007 resulting in an 86% success rate.  As previously disclosed, the Company has completed its second operated horizontal well in the Woodford Shale, which has averaged approximately 1.7 MMcfe per day over the last 20 days.  The Company has reached total depth in its third operated horizontal Woodford well and the well is expected to be completed during the next seven days.  Drilling continues in the Arkoma Basin with one operated rig drilling horizontal wells targeting the Woodford Shale as well as other non-operated activity.

PetroQuest participated in the drilling and completion of seven wells in the East Texas Basin during the first quarter of 2007.  The Company drilled its first well at its Toms prospect during the first quarter and is currently constructing facilities for the field.  The second well in the Toms prospect has been drilled and is currently in the completion phase.  Initial production from these wells is expected during the second quarter.

In the Gulf Coast Basin, the Company’s Atchafalaya prospect is currently drilling and is expected to reach total depth in approximately one week.  The Company has a 23% working interest in this well.

The Company’s Pelican Point #2 prospect is currently drilling and is expected to reach total depth in approximately five weeks.  The Company has a 25% working interest in the well.

The Company’s Bandon Dunes prospect is currently drilling and is expected to reach total depth during the second quarter.  The Company has a 28% working interest in the well.

The Company’s Poppy Hills prospect in the Gulf of Mexico began producing during April and is currently producing at a gross rate of approximately 14 MMcfe per day.  The Company has an approximate 11% NRI in this well.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico.  PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$7,179	$4,795
Revenue receivable	20,795	21,767
Joint interest billing receivable	16,721	20,072
Hedging asset	1,203	10,527
Prepaid drilling costs	1,642	4,886
Other current assets	6,826	2,143
Total current assets	54,366	64,190

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	744,942	695,116
Unevaluated oil and gas properties	55,320	51,567
Accumulated depreciation, depletion and amortization	(341,296)	(314,869)
Oil and gas properties, net	458,966	431,814
Gas gathering assets	19,571	19,072
Accumulated depreciation and amortization of gas gathering assets	(4,312)	(3,562)
Total property and equipment	474,225	447,324

Other assets, net of accumulated depreciation and amortization of $12,057 and $11,719, respectively	6,825	6,776

Total assets	$535,416	$518,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable to vendors	$41,445	$32,049
Advances from co-owners	12,966	13,391
Oil and gas revenue payable	7,919	6,935
Accrued interest	6,227	2,453
Asset retirement obligation	8,968	9,028
Other accrued liabilities	7,355	8,225
Total current liabilities	84,880	72,081

Bank debt	40,000	47,000
10 3/8% senior notes	148,589	148,537
Asset retirement obligation	11,687	11,211
Deferred income taxes	52,734	49,646
Other liabilities	104	104

Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value; authorized 75,000 shares; issued and outstanding 47,788 shares	48	48
Paid-in capital	127,323	124,552
Accumulated other comprehensive income	758	6,632
Retained earnings	69,293	58,479
Total stockholders' equity	197,422	189,711

Total liabilities and stockholders' equity	$535,416	$518,290

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Oil and gas sales	$61,884	$47,016
Gas gathering revenue and other income	2,124	1,342
	64,008	48,358

Expenses:
Lease operating expenses	6,937	6,951
Production taxes	2,130	1,570
Depreciation, depletion and amortization	27,613	18,719
Gas gathering costs	950	717
General and administrative	5,180	2,155
Accretion of asset retirement obligation	215	370
Interest expense	3,632	3,372
	46,657	33,854

Income from operations	17,351	14,504

Income tax expense	6,537	5,355

Net income	$10,814	$9,149

Earnings per common share:
Basic	$0.23	$0.19

Diluted	$0.22	$0.19

Weighted average number of common shares:
Basic	47,788	47,326

Diluted	49,451	48,718

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$10,814	$9,149
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	6,537	5,355
Depreciation, depletion and amortization	27,613	18,719
Accretion of asset retirement obligation	215	370
Amortization of debt issuance costs	239	233
Amortization of bond discount	52	47
Share based compensation expense	2,771	60
Changes in working capital accounts:
Revenue receivable	972	(5,388)
Joint interest billing receivable	3,351	(1,060)
Accounts payable and accrued liabilities	18,120	12,824
Advances from co-owners	(425)	(3,475)
Other assets and liabilities	(1,812)	(6,860)

Net cash provided by operating activities	68,447	29,974

Cash flows from investing activities:
Investment in oil and gas properties	(58,214)	(46,086)
Investment in gas gathering assets	(499)	(3,596)
Other	(336)	-

Net cash used in investing activities	(59,049)	(49,682)

Cash flows from financing activities:
Proceeds from exercise of options	-	13
Deferred financing costs	(14)	(15)
Repayment of bank borrowings	(7,000)	-
Proceeds from bank borrowings	-	15,000

Net cash provided by (used in) financing activities	(7,014)	14,998

Net increase (decrease) in cash and cash equivalents	2,384	(4,710)

Cash and cash equivalents, beginning of period	4,795	6,703

Cash and cash equivalents, end of period	$7,179	$1,993

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$918	$161
Income taxes	$-	$-

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended March 31,
	2007	2006
Net cash flow provided by operating activities	$68,447	$29,974
Changes in working capital accounts	(20,206)	3,959
Net cash flow provided by operating activities before working capital changes	$48,241	$33,933

Note:
Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: May 3, 2007	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary